Exhibit 99.1

True Drinks, Inc. Announces Strategic Investment Partnership with Toba Capital Management

IRVINE, CA -- (February 23, 2015) -- True Drinks, Inc. (OTCQB: TRUU), makers of the zero-sugar, vitamin-enhanced AquaBall™ Naturally Flavored Water, today announces it has entered into a strategic investment partnership with Vinny Smith’s Toba Capital Management. Toba Capital Management has committed to a direct investment in the amount of $4.0 million into True Drinks, of which the Company has received the first $1.5 million. Vinny Smith, most notably recognized for selling his company Quest Software to Dell in 2012 for $2.4 billion, will provide added value to True Drinks, Inc. as a strategic advisor.

Toba Capital Management intends to harness its existing contacts in the beverage space for the benefit of this strategic investment into True Drinks, Inc. Mr. Smith also serves on the Board of Directors for Niagara Bottling, the largest private label bottled water supplier in the United States.

Lance Leonard, CEO of True Drinks, stated, “Mr. Smith embodies a true understanding of how to create value with early stage development companies. This investment will further enable our company to continue on its impressive growth trajectory in delivering the healthiest children’s beverage on the market.”

Leonard also added, “This capital will be utilized primarily to support our dramatic same store sales increases through our successful brand awareness and marketing campaigns.” True Drinks’ viral video campaign continues to challenge its competitors and their high sugar and caloric beverage offerings (http://www.aquaballdrink.com/videos/).

Vinny Smith also expressed his enthusiasm for the partnership and the future of the company:

“There is a serious dialogue around sugar consumption happening right now in the media, in the medical community, and in American homes. AquaBall™ is a first-to-market product in a quickly evolving and important category, and I’m excited to work with True Drinks as a long-term partner and to provide ongoing support as the company grows.”

The mission of AquaBall™ Naturally Flavored Water is to help combat the rising childhood obesity and diabetes epidemics by providing a healthy, fun alternative to other sugary children's beverages. While many brands still use high fructose corn syrup, and others reduce sugar content by replacing it with artificial sweeteners such as sucralose or aspartame, AquaBall™ was the first water-based beverage developed for children utilizing only all-natural, zero-calorie stevia leaf extract.

About True Drinks, Inc.
True Drinks is a healthy beverage provider with licensing agreements with Disney and Marvel for use of their characters on its proprietary, patented bottles. AquaBall™ is a naturally flavored, vitamin-enhanced, zero- calorie, dye-free, sugar-free alternative to juice and soda. AquaBall™ is currently available in four flavors: orange, grape, fruit punch and berry. Their target consumers: kids, young adults, and their guardians, are attracted to the product by the entertainment and media characters on the bottle and continue to consume the beverage because of its healthy benefits and great taste. For more information, please visit www.aquaballdrink.com and www.truedrinks.com. Proudly made in the USA.

FORWARD-LOOKING STATEMENTS
Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as "anticipate," "believe," "estimate," "expect," "forecast," "intend," "may," "plan," "project," "predict," "if," "should" and "will" and similar expressions as they relate to True Drinks, Inc. are intended to identify such forward-looking statements. True Drinks, Inc. may from time to time update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations or the anticipated benefits of the merger and other aspects of the proposed merger should not be construed in any manner as a guarantee that such results or other events will in fact occur. These projections are subject to change and could differ materially from final reported results. For a discussion of such risks and uncertainties, see "Risk Factors" in True Drink's report on Form 10-K filed with the Securities and Exchange Commission and its other filings under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Contact:
Investor Relations
True Drinks, Inc.
18552 MacArthur Blvd., Ste. 325
Irvine, CA 92612
ir@truedrinks.com
949-203-3500